Exhibit 28.1

WACHOVIA CREDIT CARD MASTER TRUST

Excess Spread Analysis—July 2003

Series	1999-1	2000-1
Deal Size	$896 MM	$750 MM
Expected Maturity	04/15/04	07/15/05

Yield	15.63%	15.62%

Less: Coupon	1.39%	1.37%
Servicing Fee	1.50%	1.50%
Net Credit Losses	5.89%	5.89%
Excess Spread:
July-03	6.85%	6.86%
June-03	6.82%	6.82%
May-03	6.13%	6.14%
Three month Average Excess Spread	6.60%	6.61%

Delinquency:
30 to 59 days	1.05%	1.05%
60 to 89 days	0.68%	0.68%
90 + days	1.44%	1.44%
Total	3.17%	3.17%

Payment Rate	10.06%	10.06%